Exhibit (g)(1)(i)
AMENDMENT TO CUSTODIAN SERVICES AGREEMENT
     This Custodian Services Agreement (“Agreement”) dated June 20, 2001, as amended January 1, 2003, by and between PACIFIC LIFE FUNDS (formerly, Pacific Funds) (the “Trust”) and PFPC TRUST COMPANY (“PFPC” or “Custodian”) is hereby amended to add the provisions set forth below (“Amendment”), which is made as of the 1st day of January, 2007 (“Effective Date”).
For valuable consideration the receipt and sufficiency of which the parties hereby acknowledge, the Trust and PFPC hereby agree that, as of the Effective Date, the Agreement shall be amended as follows:
1.	All references to “Pacific Funds” in the Agreement are hereby changed to “Pacific Life Funds.”

2.	Section VIII of the Agreement is hereby amended by deleting the first sentence in its entirety and replacing it with the following:
“This Agreement shall be effective on the Effective Date and shall continue through December 31, 2009 (the “Initial Term”).”
3.	Section VIII of the Agreement is hereby amended by deleting the third sentence in its entirety and replacing it with the following:
“Such notice must be received not less than one hundred twenty (120) days prior to the expiration of the Initial Term or the then current Renewal Term.”
4.	Miscellaneous.
(a)	As hereby amended and supplemented, the Agreement, as well as capitalized terms not defined in this Amendment, shall remain in full force and effect. In the event of a conflict between the terms hereof and the Agreement, as to services described in this Amendment, this Amendment shall control.

(b)	The Agreement, as amended hereby, constitutes the complete understanding and agreement of the parties with respect to the subject matter hereof and supersedes all prior communications with respect thereto.

(c)	This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. The facsimile signature of any party to this Amendment shall constitute the valid and binding execution hereof by such party.

(d)	This Amendment shall be governed by the laws of the State of Delaware, without regard to its principles of conflicts of laws.

     IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their duly authorized officers designated below on the date and year first above written.

PACIFIC LIFE FUNDS (formerly, Pacific Funds)
By:	/s/ James T. Morris
Name:	James T. Morris
Title:	President

PFPC TRUST COMPANY
By:	/s/ Gary E. Metz
Name:	Gary E. Metz
Title:	Vice President